PRESS RELEASE	FOR IMMEDIATE RELEASE

Five Star Bancorp Announces Third Quarter 2026 Results
RANCHO CORDOVA, CA, October 26, 2026 (GLOBE NEWSWIRE) – Five Star Bancorp (Nasdaq: FSBC) (“Five Star” or the “Company”), a holding company that operates through its wholly owned banking subsidiary, Five Star Bank (the “Bank”), today reported net income of $21.9 million for the three months ended September 30, 2026, as compared to $19.4 million for the three months ended June 30, 2026 and $16.3 million for the three months ended September 30, 2025.
Third Quarter Highlights
Performance and operating highlights for the Company for the periods noted below included the following:

	Three months ended
(in thousands, except per share and share data)	September 30, 2026	June 30, 2026	September 30, 2025
Return on average assets (“ROAA”)	1.55%	1.49%	1.44%
Return on average equity (“ROAE”)	15.04%	16.67%	15.35%
Pre-tax income	$29,529	$26,089	$22,234
Pre-tax, pre-provision income(1)	$32,029	$28,339	$24,734
Net income	$21,909	$19,399	$16,344
Basic earnings per common share	$0.92	$0.91	$0.77
Diluted earnings per common share	$0.92	$0.91	$0.77
Weighted average basic common shares outstanding	23,620,369	21,273,902	21,231,563
Weighted average diluted common shares outstanding	23,697,397	21,338,903	21,281,818
Shares outstanding at end of period	24,536,614	21,402,864	21,367,387
(1) See the section entitled “Non-GAAP Reconciliation (Unaudited)” for a reconciliation of this non-GAAP financial measure.
James E. Beckwith, President and Chief Executive Officer, commented:
“In the third quarter of 2026, Five Star raised approximately $130.0 million in net proceeds through an underwritten public offering of 3,133,750 shares of common stock, expanding our capacity for organic growth and strategic investment. We also strengthened our California presence with the opening of a new branch in Lodi, a new Calabasas administrative office, and four key hires in Palo Alto, bringing our high-tech, high-touch relationship-based banking experience to more clients.
The third quarter of 2026 delivered steadfast results: net income rose to $21.9 million from $19.4 million in the second quarter of 2026, and net interest income increased $4.8 million, or 11%, to $50.9 million compared to the same period. Net interest margin improved six basis points to 3.69%, the efficiency ratio improved to 39.13% from 40.91% in the second quarter of 2026, and basic earnings per share reached $0.92, up $0.01 from the second quarter of 2026 and $0.15 from the third quarter of 2025.
Total loans held for investment grew $184.5 million, or 4% (approximately 16% annualized), while non-wholesale deposits increased $75.1 million, or 2% (approximately 7% annualized) and wholesale deposits decreased $50.0 million, or 20% (approximately 80% annualized). We also declared a $0.25 per share cash dividend, $0.05 more than those declared in 2025, reinforcing our commitment to shareholder value.
Five Star Bank’s success reflects the strength of our team and the value of authentic, relationship-based service. Our technology, operating discipline, conservative underwriting, strong credit quality, and prudent portfolio management position us to create lasting value for customers, employees, communities, and shareholders. We thank our employees for keeping Five Star Bank a safe, trusted, and steadfast banking partner as we enter the fourth quarter of 2026.”
Financial highlights as of and during the three months ended September 30, 2026 included the following:
•The Company completed an underwritten public offering of 3,133,750 shares of common stock during the three months ended September 30, 2026, with net proceeds of approximately $130.0 million after deducting underwriting discounts and commissions of approximately $7.3 million, and offering expenses of approximately $0.6 million. The transaction strengthened the Company’s capital base and positioned it for continued organic balance sheet growth, with a common equity Tier 1 capital ratio of 12.52% as of September 30, 2026, as compared to 9.97% as of June 30, 2026. The Bank continues to meet all requirements to be considered “well-capitalized” under applicable regulatory guidelines.
•Basic earnings per share reached $0.92 for the three months ended September 30, 2026, an increase of $0.01 from the second quarter of 2026. Weighted average basic common shares outstanding for the three months ended September 30, 2026 increased by 2,346,467, or 11.03%, as compared to the second quarter of 2026 due to the underwritten public offering. As compared to the three months ended September 30, 2025, basic earnings per share increased $0.15, while weighted average basic common shares outstanding increased by 2,388,806, or 11.25%, as compared to the third quarter of 2025 due to the underwritten public offering.
•Total deposits increased by $25.1 million, or 0.52%, during the three months ended September 30, 2026, with growth in non-wholesale deposits exceeding declines in wholesale deposits. The Company defines wholesale deposits as brokered deposits and California Time Deposit Program deposits. During the three months ended September 30, 2026, non-wholesale deposits increased by $75.1 million, or 1.65%, and wholesale deposits decreased by $50.0 million, or 20.00%.
•The number of Business Development Officers increased from 45 at June 30, 2026 to 50 at September 30, 2026.
•Cash and cash equivalents were $679.5 million, representing 14.08% of total deposits at September 30, 2026, as compared to 14.27% at June 30, 2026.
•Consistent, disciplined management of expenses contributed to our efficiency ratio of 39.13% for the three months ended September 30, 2026, as compared to 40.91% for the three months ended June 30, 2026 and 40.13% for the three months ended September 30, 2025.
•Net interest margin for the three months ended September 30, 2026 expanded six basis points to 3.69% from 3.63% for the three months ended June 30, 2026, primarily reflecting growth in higher-yielding loans and an increase in the yield on interest-earning assets, partially offset by higher deposit funding costs. On a year-over-year basis, net interest margin expanded 13 basis points from 3.56% for the three months ended September 30, 2025 to 3.69% for the three months ended September 30, 2026, supported by balance sheet growth and lower deposit funding costs following three Federal Reserve rate cuts that began in September 2025, partially offset by lower yields on interest-earning assets. The effective federal funds rate declined 21 basis points, from 4.09% as of September 30, 2025 to 3.88% as of September 30, 2026.
•Other comprehensive loss was $3.0 million during the three months ended September 30, 2026, as compared to other comprehensive income of $0.7 million for the three months ended June 30, 2026 and other comprehensive income of $2.1 million for the three months ended September 30, 2025. Unrealized losses, net of tax effect, on available-for-sale securities were $12.4 million as of September 30, 2026, as compared to $9.4 million as of June 30, 2026 and $9.9 million as of September 30, 2025. Total carrying value of held-to-maturity and available-for-sale securities represented 0.04% and 1.52% of total interest-earning assets, respectively, as of September 30, 2026.

•Loan and deposit growth as of the dates provided below was as follows:

(in thousands)	September 30, 2026	June 30, 2026	$ Change	% Change
Loans held for investment	$4,704,215	$4,519,681	$184,534	4.08%
Non-interest-bearing deposits	1,210,488	1,174,406	36,082	3.07%
Interest-bearing deposits	3,614,040	3,624,977	(10,937)	(0.30)%

(in thousands)	September 30, 2026	September 30, 2025	$ Change	% Change
Loans held for investment	$4,704,215	$3,887,259	$816,956	21.02%
Non-interest-bearing deposits	1,210,488	1,059,082	151,406	14.30%
Interest-bearing deposits	3,614,040	3,044,356	569,684	18.71%
•The ratio of nonperforming loans to loans held for investment at period end decreased from 0.30% at June 30, 2026 to 0.28% at September 30, 2026.
•The Company’s Board of Directors declared, and the Company subsequently paid, a cash dividend of $0.25 per share during the three months ended September 30, 2026. The Company’s Board of Directors declared an additional cash dividend of $0.25 per share on October 15, 2026, which the Company expects to pay on November 9, 2026 to shareholders of record as of November 2, 2026.
Summary Results
Three months ended September 30, 2026, as compared to three months ended June 30, 2026
The Company’s net income was $21.9 million for the three months ended September 30, 2026, as compared to $19.4 million for the three months ended June 30, 2026. Net interest income increased by $4.8 million during the three months ended September 30, 2026, as compared to the three months ended June 30, 2026, primarily reflecting growth in higher-yielding loans and an increase in the yield on interest-earning assets, partially offset by higher deposit funding costs. The provision for credit losses increased by $0.3 million during the three months ended September 30, 2026, as compared to the three months ended June 30, 2026, reflecting loan growth and changes resulting from the annual Current Expected Credit Loss (“CECL”) model refresh. Non-interest income decreased by $0.2 million during the three months ended September 30, 2026, as compared to the three months ended June 30, 2026, primarily due to an overall decline in earnings related to investments in venture-backed funds and lower loan referral income, partially offset by a special FHLB stock dividend. Non-interest expense increased by $1.0 million during the three months ended September 30, 2026, as compared to the three months ended June 30, 2026, primarily due to higher salaries and employee benefits from increased headcount and increased recruiter fees, partially offset by decreases in employee-related expenses, advertising and promotional expenses, and operational losses.
Three months ended September 30, 2026, as compared to three months ended September 30, 2025
The Company’s net income was $21.9 million for the three months ended September 30, 2026, as compared to $16.3 million for the three months ended September 30, 2025. Net interest income increased by $11.6 million during the three months ended September 30, 2026, as compared to the three months ended September 30, 2025, primarily reflecting balance sheet growth and lower deposit funding costs following three Federal Reserve rate cuts that began in September 2025, partially offset by lower yields on interest-earning assets. The provision for credit losses remained constant, reflecting loan growth and changes resulting from the annual CECL model refresh, offset by a decrease in the provision for unfunded commitments. Non-interest income decreased by $0.3 million during the three months ended September 30, 2026, as compared to the three months ended September 30, 2025, primarily reflecting lower fees from swap referrals and an overall decline in earnings related to investments in venture-backed funds. Non-interest expense increased by $4.0 million during the three months ended September 30, 2026, as compared to the three months ended September 30, 2025, driven primarily by higher salaries and employee benefits from increased headcount, along with growth in other operating expenses reflecting continued organizational expansion.

The following is a summary of the components of the Company’s operating results and performance ratios for the periods indicated:

	Three months ended
(in thousands, except per share data)	September 30, 2026	June 30, 2026	$ Change	% Change
Selected operating data:
Net interest income	$50,926	$46,083	$4,843	10.51%
Provision for credit losses	2,500	2,250	250	11.11%
Non-interest income	1,694	1,872	(178)	(9.51)%
Non-interest expense	20,591	19,616	975	4.97%
Pre-tax income	29,529	26,089	3,440	13.19%
Provision for income taxes	7,620	6,690	930	13.90%
Net income	$21,909	$19,399	$2,510	12.94%
Earnings per common share:
Basic	$0.92	$0.91	$0.01	1.10%
Diluted	$0.92	$0.91	$0.01	1.10%
Performance and other financial ratios:
ROAA	1.55%	1.49%
ROAE	15.04%	16.67%
Net interest margin	3.69%	3.63%
Total cost of funds(1)	2.25%	2.23%
Efficiency ratio	39.13%	40.91%

	Three months ended
(in thousands, except per share data)	September 30, 2026	September 30, 2025	$ Change	% Change
Selected operating data:
Net interest income	$50,926	$39,348	$11,578	29.42%
Provision for credit losses	2,500	2,500	—	—%
Non-interest income	1,694	1,966	(272)	(13.84)%
Non-interest expense	20,591	16,580	4,011	24.19%
Pre-tax income	29,529	22,234	7,295	32.81%
Provision for income taxes	7,620	5,890	1,730	29.37%
Net income	$21,909	$16,344	$5,565	34.05%
Earnings per common share:
Basic	$0.92	$0.77	$0.15	19.48%
Diluted	$0.92	$0.77	$0.15	19.48%
Performance and other financial ratios:
ROAA	1.55%	1.44%
ROAE	15.04%	15.35%
Net interest margin	3.69%	3.56%
Total cost of funds(1)	2.25%	2.51%
Efficiency ratio	39.13%	40.13%
(1) Total cost of funds reflects the average cost of all funding sources, including both interest-bearing and non-interest-bearing deposits and borrowings.

Balance Sheet Summary

(in thousands)	September 30, 2026	June 30, 2026	$ Change	% Change
Selected financial condition data:
Total assets	$5,559,618	$5,377,062	$182,556	3.40%
Cash and cash equivalents	679,482	685,074	(5,592)	(0.82)%
Total loans held for investment	4,704,215	4,519,681	184,534	4.08%
Total investments	84,158	92,719	(8,561)	(9.23)%
Total liabilities	4,942,407	4,903,291	39,116	0.80%
Total deposits	4,824,528	4,799,383	25,145	0.52%
Subordinated notes, net	74,150	74,114	36	0.05%
Total shareholders’ equity	617,211	473,771	143,440	30.28%
•Insured and collateralized deposits were approximately $3.3 billion, representing 68.08% of total deposits as of September 30, 2026, as compared to 65.80% as of June 30, 2026. Net uninsured and uncollateralized deposits were approximately $1.5 billion as of September 30, 2026, decreasing from $1.6 billion at June 30, 2026.
•Non-wholesale deposit balances constituted 95.85% of total deposits as of September 30, 2026, as compared to 94.79% as of June 30, 2026. Deposit relationships of greater than $5 million represented 62.44% of total deposits as of September 30, 2026, as compared to 63.88% as of June 30, 2026, and had an average age of approximately 7.45 years as of September 30, 2026, as compared to 7.39 years as of June 30, 2026.
•Total deposits as of September 30, 2026 were $4.8 billion, an increase of $25.1 million, or 0.52%, from June 30, 2026, comprised of an increase in non-interest-bearing deposits, partially offset by a decrease in interest-bearing deposits.
•Cash and cash equivalents as of September 30, 2026 were $679.5 million, representing 14.08% of total deposits at September 30, 2026, as compared to 14.27% as of June 30, 2026.
•Total liquidity (consisting of cash and cash equivalents as well as unused and immediately available borrowing capacity as set forth below) was approximately $2.5 billion as of September 30, 2026, as compared to $2.3 billion at June 30, 2026.

	September 30, 2026
(in thousands)	Line of Credit	Letters of Credit Issued	Borrowings	Available
Federal Home Loan Bank of San Francisco (“FHLB”) advances	$1,714,154	$1,162,000	$—	$552,154
Federal Reserve Discount Window	1,110,142	—	—	1,110,142
Correspondent bank lines of credit	185,000	—	—	185,000
Cash and cash equivalents	—	—	—	679,482
Total	$3,009,296	$1,162,000	$—	$2,526,778

(in thousands)	September 30, 2026	December 31, 2025	$ Change	% Change
Selected financial condition data:
Total assets	$5,559,618	$4,754,861	$804,757	16.92%
Cash and cash equivalents	679,482	506,851	172,631	34.06%
Total loans held for investment	4,704,215	4,074,929	629,286	15.44%
Total investments	84,158	96,889	(12,731)	(13.14)%
Total liabilities	4,942,407	4,309,029	633,378	14.70%
Total deposits	4,824,528	4,201,084	623,444	14.84%
Subordinated notes, net	74,150	74,041	109	0.15%
Total shareholders’ equity	617,211	445,832	171,379	38.44%
The increase in total assets from December 31, 2025 to September 30, 2026 was primarily comprised of a $629.3 million increase in total loans held for investment and a $172.6 million increase in cash and cash equivalents. The $629.3 million increase in total loans held for investment between December 31, 2025 and September 30, 2026 was a result of $1.6 billion in loan originations and advances, partially offset by $304.5 million and $633.2 million in loan payoffs and paydowns, respectively. The $629.3 million increase in total loans held for investment included $230.7 million in purchased loans within the consumer section of the loan portfolio. The $172.6 million increase in cash and cash equivalents primarily resulted from $130.0 million in net proceeds from the underwritten public offering (after deducting underwriting discounts and commissions of approximately $7.3 million, and offering expenses of approximately $0.6 million), $59.9 million in net income, and $623.4 million in deposit growth, partially offset by $629.3 million in cash outflows to fund growth in total loans held for investment.
The increase in total liabilities from December 31, 2025 to September 30, 2026 was primarily due to an increase in deposits of $623.4 million. The increase in deposits was largely due to increases in money market, non-interest-bearing, and interest-bearing transaction deposits of $712.6 million, $126.0 million, and $71.5 million, respectively, partially offset by a $296.8 million decrease in time deposits, mainly attributable to a $265.0 million decline in wholesale deposits.
The increase in total shareholders’ equity from December 31, 2025 to September 30, 2026 was primarily a result of $130.0 million of additional common stock outstanding and $59.9 million recognized as net income during the period, partially offset by $16.8 million in cash dividends paid during the period and a $3.2 million increase in accumulated other comprehensive loss.
Net Interest Income and Net Interest Margin
The following is a summary of the components of net interest income for the periods indicated:

	Three months ended
(in thousands)	September 30, 2026	June 30, 2026	$ Change	% Change
Interest and fee income	$79,174	$72,327	$6,847	9.47%
Interest expense	28,248	26,244	2,004	7.64%
Net interest income	$50,926	$46,083	$4,843	10.51%
Net interest margin	3.69%	3.63%

	Three months ended
(in thousands)	September 30, 2026	September 30, 2025	$ Change	% Change
Interest and fee income	$79,174	$64,845	$14,329	22.10%
Interest expense	28,248	25,497	2,751	10.79%
Net interest income	$50,926	$39,348	$11,578	29.42%
Net interest margin	3.69%	3.56%

The following table shows the components of net interest income and net interest margin for the quarterly periods indicated:

	Three months ended
	September 30, 2026			June 30, 2026			September 30, 2025
(in thousands)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Assets
Interest-earning deposits in banks	$772,887	$7,286	3.74%	$677,149	$6,253	3.70%	$451,534	$5,009	4.40%
Investment securities	90,174	496	2.18%	93,553	509	2.18%	96,806	579	2.38%
Loans held for investment and sale	4,612,608	71,392	6.14%	4,328,304	65,565	6.08%	3,831,851	59,257	6.14%
Total interest-earning assets	5,475,669	79,174	5.74%	5,099,006	72,327	5.69%	4,380,191	64,845	5.87%
Interest receivable and other assets, net	120,299			123,354			110,118
Total assets	$5,595,968			$5,222,360			$4,490,309

Liabilities and shareholders’ equity
Interest-bearing transaction accounts	$433,005	$1,782	1.63%	$389,136	$1,297	1.34%	$300,642	$1,194	1.58%
Savings accounts	150,815	940	2.47%	143,818	844	2.35%	130,973	895	2.71%
Money market accounts	2,829,499	21,729	3.05%	2,556,482	19,318	3.03%	1,874,089	15,348	3.25%
Time accounts	282,857	2,636	3.70%	396,923	3,623	3.66%	639,434	6,899	4.28%
Subordinated notes and other borrowings	74,127	1,161	6.22%	74,091	1,162	6.29%	73,981	1,161	6.23%
Total interest-bearing liabilities	3,770,303	28,248	2.97%	3,560,450	26,244	2.96%	3,019,119	25,497	3.35%
Demand accounts	1,212,088			1,163,991			1,016,560
Interest payable and other liabilities	35,691			31,140			32,210
Shareholders’ equity	577,886			466,779			422,420
Total liabilities & shareholders’ equity	$5,595,968			$5,222,360			$4,490,309

Net interest spread			2.77%			2.73%			2.52%
Net interest income/margin		$50,926	3.69%		$46,083	3.63%		$39,348	3.56%

Net interest income during the three months ended September 30, 2026 increased by $4.8 million, or 10.51%, to $50.9 million, as compared to $46.1 million during the three months ended June 30, 2026. Net interest margin totaled 3.69% for the three months ended September 30, 2026, an increase of six basis points compared to the prior quarter, primarily reflecting growth in higher-yielding loans and an increase in the yield on interest-earning assets, partially offset by higher deposit funding costs. The $4.8 million increase in net interest income is primarily attributable to a $376.7 million, or 7.39%, increase in average interest-earning assets. The average balance of loans increased $284.3 million, or 6.57%, and the average balance of interest-earning deposits in banks increased $95.7 million, or 14.14%. The average yield on interest-earning assets increased five basis points to 5.74%, including a six-basis-point increase in the average loan yield to 6.14%. The increase in interest income was partially offset by a $2.0 million increase in interest expense. The average balance of deposits increased $257.9 million, or 5.55%, combined with a three-basis-point increase in the average cost of deposits. The average balance of non-interest bearing deposits increased $48.1 million, or 4.13%, helping to partially offset the rise in deposit funding costs.
As compared to the three months ended September 30, 2025, net interest income during the three months ended September 30, 2026 increased by $11.6 million, or 29.42%, to $50.9 million from $39.3 million. Net interest margin totaled 3.69% for the three months ended September 30, 2026, an increase of 13 basis points compared to the same quarter of the prior year. The increase primarily reflected balance sheet growth and lower deposit funding costs following three Federal Reserve rate cuts that began in September 2025, partially offset by lower yields on interest-earning assets. The increase in net interest income is primarily attributable to a $14.3 million increase in interest income, mainly due to a $780.8 million, or 20.38%, increase in the average balance of loans and a $321.4 million, or 71.17%, increase in the average balance of interest-earning deposits in banks. The benefit from higher average earning assets was partially offset by a 13-basis-point decrease in the yield on interest-earning assets to 5.74%. The average loan yield remained stable at 6.14%, as the effect of lower rates on repricing loans was offset by loan growth and changes in portfolio mix. This increase in interest income was partially offset by a $2.8 million increase in interest expense, stemming from a $946.6 million, or 23.89%, increase in the average balance of deposits during the three months ended September 30, 2026, moderated by a 25-basis-point decrease in the average cost of deposits compared to the same quarter of the prior year, reflecting deposit repricing following the three Federal Reserve rate cuts that began in September 2025 and an improved funding mix. Further supporting the decreasing average cost of deposits, the average balance of non-interest-bearing deposits increased by $195.5 million, or 19.23%, and brokered deposits decreased from $216.4 million to zero compared to the same period of the prior year.
Loans by Type
The following table provides loan balances, excluding deferred loan fees, by type as of the dates shown:

(in thousands)	September 30, 2026	June 30, 2026
Real estate:
Commercial	$3,678,924	$3,597,173
Commercial land and development	2,487	2,507
Commercial construction	122,561	124,053
Residential construction	25,569	21,809
Residential	41,530	41,874
Farmland	57,027	59,900
Commercial:
Secured	313,600	258,736
Unsecured	39,164	41,263
Consumer and other	425,531	374,614
Net deferred loan fees	(2,178)	(2,248)
Total loans held for investment	$4,704,215	$4,519,681

Interest-bearing Deposits
The following table provides interest-bearing deposit balances by type as of the dates shown:

(in thousands)	September 30, 2026	June 30, 2026
Interest-bearing transaction accounts	$415,688	$500,256
Savings accounts	149,296	147,435
Money market accounts	2,791,209	2,669,295
Time accounts	257,847	307,991
Total interest-bearing deposits	$3,614,040	$3,624,977
Asset Quality
Allowance for Credit Losses
At September 30, 2026, the Company’s allowance for credit losses was $49.4 million, as compared to $44.4 million at December 31, 2025. The $5.0 million increase in the allowance is due to a $7.3 million provision for credit losses (excluding a $0.2 million provision for unfunded commitments) recorded during the nine months ended September 30, 2026, partially offset by net charge-offs of $2.3 million, primarily attributable to commercial and industrial loans, during the same period.
A summary of the allowance for credit losses by loan class is as follows:

	September 30, 2026		December 31, 2025
(in thousands)	Amount	% of Total	Amount	% of Total
Real estate:
Commercial	$28,540	57.79%	$25,219	56.77%
Commercial land and development	92	0.19%	56	0.13%
Commercial construction	4,526	9.16%	4,050	9.12%
Residential construction	806	1.63%	213	0.48%
Residential	461	0.93%	362	0.82%
Farmland	432	0.87%	467	1.05%
	34,857	70.57%	30,367	68.37%
Commercial:
Secured	10,630	21.52%	11,204	25.23%
Unsecured	502	1.02%	482	1.09%
	11,132	22.54%	11,686	26.32%
Consumer and other	3,401	6.89%	2,356	5.31%
Total allowance for credit losses	$49,390	100.00%	$44,409	100.00%
The ratio of allowance for credit losses to loans held for investment was 1.05% at September 30, 2026, as compared to 1.09% at December 31, 2025.
Risk Grades
The Company’s nonperforming loans increased from $3.1 million to $13.3 million between December 31, 2025 and September 30, 2026, increasing the ratio of nonperforming loans to loans held for investment from 0.08% at December 31, 2025 to 0.28% at September 30, 2026. This increase was due to one Community Reinvestment Act-related credit that was originally downgraded during 2025 and placed on non-accrual status during the three months ended June 30, 2026. The balance of the loan was $11.4 million as of September 30, 2026, and it remains well secured by collateral with an appraised value that meaningfully exceeds its carrying amount. This was partially offset by improvements across the remainder of the nonperforming loan portfolio.

The following table presents the Company’s loan portfolio by risk grade as of the dates shown:

(in thousands)	September 30, 2026	December 31, 2025	$ Change	% of Loan Portfolio Outstanding as of September 30, 2026(1)
Pass	$4,490,670	$3,915,263	$575,407	95.41%
Watch	147,152	101,895	45,257	3.13%
Special Mention	48,500	37,530	10,970	1.03%
Substandard	20,071	22,331	(2,260)	0.43%
Doubtful	—	—	—	—%
Total loan portfolio outstanding(1)	$4,706,393	$4,077,019	$629,374	100.00%
(1) Loan portfolio outstanding is total balance of loans outstanding at period end, before deferred loan fees and allowance for credit losses.
Non-interest Income
The following table presents the key components of non-interest income for the periods indicated:

	Three months ended
(in thousands)	September 30, 2026	June 30, 2026	$ Change	% Change
Service charges on deposit accounts	$148	$122	$26	21.31%
Loan-related fees	472	679	(207)	(30.49)%
FHLB stock dividends	424	191	233	121.99%
Earnings on bank-owned life insurance	270	265	5	1.89%
Other income	380	615	(235)	(38.21)%
Total non-interest income	$1,694	$1,872	$(178)	(9.51)%
Loan-related fees. The decrease resulted primarily from a decrease of $0.1 million in loan referral income during the three months ended September 30, 2026, as compared to the three months ended June 30, 2026.
FHLB stock dividends. The increase related primarily to a $0.2 million special cash dividend from the FHLB during the three months ended September 30, 2026 that did not occur during the three months ended June 30, 2026.
Other income. The decrease related primarily to an overall decline in earnings related to investments in venture-backed funds during the three months ended September 30, 2026, as compared to the three months ended June 30, 2026.
The following table presents the key components of non-interest income for the periods indicated:

	Three months ended
(in thousands)	September 30, 2026	September 30, 2025	$ Change	% Change
Service charges on deposit accounts	$148	$185	$(37)	(20.00)%
Loan-related fees	472	683	(211)	(30.89)%
FHLB stock dividends	424	329	95	28.88%
Earnings on bank-owned life insurance	270	209	61	29.19%
Other income	380	560	(180)	(32.14)%
Total non-interest income	$1,694	$1,966	$(272)	(13.84)%
Loan-related fees. The decrease resulted primarily from a decrease of $0.1 million in fees from swap referrals during the three months ended September 30, 2026, as compared to the three months ended September 30, 2025, combined with $0.1 million in rate lock fees and good faith deposits that were forfeited during the three months ended September 30, 2025 and did not reoccur during the three months ended September 30, 2026.

Other income. The decrease related primarily to an overall decline in earnings related to investments in venture-backed funds during the three months ended September 30, 2026, as compared to the three months ended September 30, 2025.
Non-interest Expense
The following table presents the key components of non-interest expense for the periods indicated:

	Three months ended
(in thousands)	September 30, 2026	June 30, 2026	$ Change	% Change
Salaries and employee benefits	$12,338	$11,421	$917	8.03%
Occupancy and equipment	935	873	62	7.10%
Data processing and software	1,742	1,709	33	1.93%
Federal Deposit Insurance Corporation (“FDIC”) insurance	670	585	85	14.53%
Professional services	1,330	952	378	39.71%
Advertising and promotional	798	959	(161)	(16.79)%
Loan-related expenses	319	304	15	4.93%
Other operating expenses	2,459	2,813	(354)	(12.58)%
Total non-interest expense	$20,591	$19,616	$975	4.97%
Salaries and employee benefits. The increase related primarily to: (i) a $0.5 million increase in salaries, benefits, and bonus expense, mainly related to a 4.05% increase in headcount between June 30, 2026 and September 30, 2026; and (ii) a $0.5 million decrease in deferred loan origination costs due to lower loan originations period-over period. This increase was partially offset by a $0.1 million decrease in commissions primarily due to lower loan originations period-over-period.
Professional services. The increase related primarily to: (i) a $0.2 million increase in recruiter fees associated with strategic hiring initiatives; and (ii) a $0.1 million increase in legal fees period-over-period related to legal fees incurred in the ordinary course of business.
Advertising and promotional. The decrease related primarily to lower period-over-period expenses in support of the Bank’s business development activities, including a $0.1 million decrease related to donations, sponsorships, and advertising expenses and a $0.1 million decrease related to business development expenses.
Other operating expenses. The decrease related primarily to: (i) a $0.4 million decrease in employee-related expenses such as travel, conferences, and training; and (ii) a $0.1 million decrease in operational losses, partially offset by a $0.1 million increase in reciprocal deposit network fees resulting from an overall increase in balances carried in the network.

The following table presents the key components of non-interest expense for the periods indicated:

	Three months ended
(in thousands)	September 30, 2026	September 30, 2025	$ Change	% Change
Salaries and employee benefits	$12,338	$9,716	$2,622	26.99%
Occupancy and equipment	935	700	235	33.57%
Data processing and software	1,742	1,559	183	11.74%
FDIC insurance	670	500	170	34.00%
Professional services	1,330	932	398	42.70%
Advertising and promotional	798	803	(5)	(0.62)%
Loan-related expenses	319	317	2	0.63%
Other operating expenses	2,459	2,053	406	19.78%
Total non-interest expense	$20,591	$16,580	$4,011	24.19%
Salaries and employee benefits. The increase related primarily to: (i) a $2.5 million increase in salaries, benefits, and bonus expense, mainly related to a 16.29% increase in headcount between September 30, 2025 and September 30, 2026; and (ii) a $0.5 million increase in commissions primarily due to higher loan originations period-over-period. This increase was partially offset by a $0.4 million increase in deferred loan origination costs due to higher loan originations period-over-period.
Occupancy and equipment. The increase was primarily driven by expenses associated with the Lodi branch office and the Calabasas non-depository office, both opened subsequent to the three months ended September 30, 2025. Additional increases stemmed from the Walnut Creek branch office and the Newport Beach non-depository office, which were only open for a portion of the three months ended September 30, 2025, as compared to the full three months ended September 30, 2026, and the San Francisco branch office, where an expansion project completed in the fourth quarter of 2025 resulted in elevated ongoing expenses.
Data processing and software. The increase was primarily due to: (i) increased usage of our digital banking platform; (ii) higher transaction volumes related to the increased number of loan and deposit accounts; (iii) an increased number of licenses required for new users on our loan origination and documentation system; and (iv) the implementation of enhanced commercial real estate lending analytics and risk assessment software.
FDIC insurance. FDIC insurance expenses is calculated based on the FDIC assessment base, which generally reflects average consolidated total assets less average tangible equity. The increase in FDIC insurance expense was primarily due to a $960.4 million increase in the assessment base period-over-period.
Professional services. The increase related primarily to: (i) a $0.2 million increase in recruiter fees associated with strategic hiring initiatives; and (ii) a $0.1 million increase in legal fees period-over-period related to legal fees incurred in the ordinary course of business.
Other operating expenses. The increase related primarily to: (i) a $0.1 million increase in bank charges; (ii) a $0.1 million increase in reciprocal deposit network fees resulting from an overall increase in balances carried in the network; (iii) a $0.1 million increase in armored car and courier services; and (iv) a $0.1 million increase in employee-related expenses such as travel. This increase was partially offset by a $0.1 million decrease in operational losses.
Provision for Income Taxes
Three months ended September 30, 2026, as compared to three months ended June 30, 2026
Provision for income taxes increased by $0.9 million, or 13.90%, for the three months ended September 30, 2026, as compared to the three months ended June 30, 2026, which was primarily due to an increase in taxable income. The effective tax rates were 25.81% and 25.64% for the three months ended September 30, 2026 and June 30, 2026, respectively.
Three months ended September 30, 2026, as compared to three months ended September 30, 2025
Provision for income taxes increased by $1.7 million, or 29.37%, for the three months ended September 30, 2026, as compared to the three months ended September 30, 2025. This increase was primarily driven by an increase in taxable income, partially offset by a $0.2 million benefit recorded during the three months ended September 30,

2026 related to the purchase of transferable tax credits that did not occur during the three months ended September 30, 2025. The effective tax rates were 25.81% and 26.49% for the three months ended September 30, 2026 and September 30, 2025, respectively.
Webcast Details
Five Star Bancorp will host a live webcast for analysts and investors on Tuesday, October 27, 2026 at 1:00 PM ET (10:00 AM PT) to discuss its third quarter financial results. To view the live webcast, visit the “News & Events” section of the Company’s website under “Events” at https://investors.fivestarbank.com/news-events/events. The webcast will be archived on the Company’s website for a period of 90 days.
About Five Star Bancorp
Five Star is a bank holding company headquartered in Rancho Cordova, California. Five Star operates through its wholly owned banking subsidiary, Five Star Bank. The Bank has ten branches in California.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections, and statements of the Company’s beliefs concerning future events, business plans, objectives, expected operating results, and the assumptions upon which those statements are based. Forward-looking statements include without limitation, any statement that may predict, forecast, indicate, or imply future results, performance, or achievements, and are typically identified with words such as “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “aim,” “intend,” “plan,” or words or phrases of similar meaning. The Company cautions that the forward-looking statements are based largely on the Company’s expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company’s control. Such forward-looking statements are based on various assumptions (some of which may be beyond the Company’s control) and are subject to risks and uncertainties, which change over time, and other factors, which could cause actual results to differ materially from those currently anticipated. New risks and uncertainties may emerge from time to time, and it is not possible for the Company to predict their occurrence or how they will affect the Company. If one or more of the factors affecting the Company’s forward-looking information and statements proves incorrect, then the Company’s actual results, performance, or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained in this press release. Therefore, the Company cautions you not to place undue reliance on the Company’s forward-looking information and statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and Quarterly Reports on Form 10-Q for the three months ended March 31, 2026 and June 30, 2026, in each case under the section entitled “Risk Factors,” and other documents filed by the Company with the Securities and Exchange Commission from time to time.
The Company disclaims any duty to revise or update the forward-looking statements, whether written or oral, to reflect actual results or changes in the factors affecting the forward-looking statements, except as specifically required by law.

Condensed Financial Data (Unaudited)

	Three months ended
(in thousands, except per share and share data)	September 30, 2026	June 30, 2026	September 30, 2025
Revenue and Expense Data
Interest and fee income	$79,174	$72,327	$64,845
Interest expense	28,248	26,244	25,497
Net interest income	50,926	46,083	39,348
Provision for credit losses	2,500	2,250	2,500
Net interest income after provision	48,426	43,833	36,848
Non-interest income:
Service charges on deposit accounts	148	122	185
Loan-related fees	472	679	683
FHLB stock dividends	424	191	329
Earnings on bank-owned life insurance	270	265	209
Other income	380	615	560
Total non-interest income	1,694	1,872	1,966
Non-interest expense:
Salaries and employee benefits	12,338	11,421	9,716
Occupancy and equipment	935	873	700
Data processing and software	1,742	1,709	1,559
FDIC insurance	670	585	500
Professional services	1,330	952	932
Advertising and promotional	798	959	803
Loan-related expenses	319	304	317
Other operating expenses	2,459	2,813	2,053
Total non-interest expense	20,591	19,616	16,580
Income before provision for income taxes	29,529	26,089	22,234
Provision for income taxes	7,620	6,690	5,890
Net income	$21,909	$19,399	$16,344

Comprehensive Income
Net income	$21,909	$19,399	$16,344
Net unrealized holding (loss) gain on securities available-for-sale during the period	(4,023)	946	2,843
Less: Income tax (benefit) expense related to other comprehensive (loss) income	(1,046)	246	763
Other comprehensive (loss) income	(2,977)	700	2,080
Total comprehensive income	$18,932	$20,099	$18,424

	Three months ended
(in thousands, except per share and share data)	September 30, 2026	June 30, 2026	September 30, 2025
Share and Per Share Data
Earnings per common share:
Basic	$0.92	$0.91	$0.77
Diluted	$0.92	$0.91	$0.77
Book value per share	$25.15	$22.14	$20.19
Tangible book value per share(1)	$25.15	$22.14	$20.19
Weighted average basic common shares outstanding	23,620,369	21,273,902	21,231,563
Weighted average diluted common shares outstanding	23,697,397	21,338,903	21,281,818
Shares outstanding at end of period	24,536,614	21,402,864	21,367,387

Selected Financial Ratios
ROAA	1.55%	1.49%	1.44%
ROAE	15.04%	16.67%	15.35%
Net interest margin	3.69%	3.63%	3.56%
Loan to deposit(2)	97.51%	94.17%	94.73%
(1) See the section entitled “Non-GAAP Reconciliation (Unaudited)” for a reconciliation of this non-GAAP financial measure.
(2) Loan balance in loan to deposit ratio is total loans held for investment at period end. Deposit balance in loan to deposit ratio is total deposits at period end.

(in thousands)	September 30, 2026	June 30, 2026	September 30, 2025
Balance Sheet Data
Cash and due from financial institutions	$46,297	$45,966	$44,147
Interest-bearing deposits in banks	633,185	639,108	536,300
Time deposits in banks	—	—	100
Securities - available-for-sale, at fair value	82,228	90,584	95,635
Securities - held-to-maturity, at amortized cost	1,930	2,135	2,190
Loans held for investment	4,704,215	4,519,681	3,887,259
Allowance for credit losses	(49,390)	(47,335)	(42,061)
Loans held for investment, net of allowance for credit losses	4,654,825	4,472,346	3,845,198
FHLB stock	15,000	15,000	15,000
Operating leases, right-of-use asset	10,661	10,138	9,751
Premises and equipment, net	2,687	2,333	1,656
Bank-owned life insurance	29,029	28,759	23,676
Interest receivable and other assets	83,776	70,693	68,117
Total assets	$5,559,618	$5,377,062	$4,641,770

Non-interest-bearing deposits	$1,210,488	$1,174,406	$1,059,082
Interest-bearing deposits	3,614,040	3,624,977	3,044,356
Total deposits	4,824,528	4,799,383	4,103,438
Subordinated notes, net	74,150	74,114	74,004
Operating lease liability	11,926	11,262	10,431
Interest payable and other liabilities	31,803	18,532	22,589
Total liabilities	4,942,407	4,903,291	4,210,462

Common stock	435,511	304,868	303,571
Retained earnings	194,092	178,318	137,615
Accumulated other comprehensive loss, net of taxes	(12,392)	(9,415)	(9,878)
Total shareholders’ equity	617,211	473,771	431,308
Total liabilities and shareholders’ equity	$5,559,618	$5,377,062	$4,641,770

Quarterly Average Balance Data
Average loans held for investment and sale	$4,612,608	$4,328,304	$3,831,851
Average interest-earning assets	5,475,669	5,099,006	4,380,191
Average total assets	5,595,968	5,222,360	4,490,309
Average deposits	4,908,264	4,650,350	3,961,698
Average total equity	577,886	466,779	422,420

Credit Quality
Allowance for credit losses to nonperforming loans	371.49%	354.57%	1,975.62%
Nonperforming loans to loans held for investment	0.28%	0.30%	0.05%
Nonperforming assets to total assets	0.24%	0.25%	0.05%
Nonperforming loans plus performing loan modifications to loans held for investment	0.28%	0.30%	0.05%

(in thousands)	September 30, 2026	June 30, 2026	September 30, 2025
Capital Ratios
Total shareholders’ equity to total assets	11.10%	8.81%	9.29%
Tangible shareholders’ equity to tangible assets(1)	11.10%	8.81%	9.29%
Total capital (to risk-weighted assets)	15.00%	12.50%	13.59%
Tier 1 capital (to risk-weighted assets)	12.52%	9.97%	10.77%
Common equity Tier 1 capital (to risk-weighted assets)	12.52%	9.97%	10.77%
Tier 1 leverage ratio	11.21%	9.21%	9.78%
(1) See the section entitled “Non-GAAP Reconciliation (Unaudited)” for a reconciliation of this non-GAAP financial measure.

Non-GAAP Reconciliation (Unaudited)
The Company uses financial information in its analysis of the Company’s performance that is not in conformity with accounting principles generally accepted in the United States of America (“GAAP”). The Company believes that these non-GAAP financial measures provide useful information to management and investors that is supplementary to the Company’s financial condition, results of operations, and cash flows computed in accordance with GAAP. However, the Company acknowledges that its non-GAAP financial measures have a number of limitations. As such, investors should not view these disclosures as a substitute for results determined in accordance with GAAP. Additionally, these non-GAAP measures are not necessarily comparable to non-GAAP financial measures that other banking companies use. Other banking companies may use names similar to those the Company uses for the non-GAAP financial measures the Company discloses, but may calculate them differently. Investors should understand how the Company and other companies each calculate their non-GAAP financial measures when making comparisons.
Tangible shareholders’ equity to tangible assets is defined as total equity less goodwill and other intangible assets, divided by total assets less goodwill and other intangible assets. The most directly comparable GAAP financial measure is total shareholders’ equity to total assets. Management believes that tangible shareholders’ equity to tangible assets is a useful financial measure because it enables management, investors, and others to assess the Company’s financial health based on tangible capital. We had no goodwill or other intangible assets at the end of any period indicated. As a result, tangible shareholders’ equity to tangible assets is the same as total shareholders’ equity to total assets at the end of each of the periods indicated.
Tangible book value per share is defined as total shareholders’ equity less goodwill and other intangible assets, divided by the outstanding number of common shares at the end of the period. The most directly comparable GAAP financial measure is book value per share. Management believes that tangible book value per share is a useful financial measure because it enables management, investors, and others to assess the Company’s value and use of equity. We had no goodwill or other intangible assets at the end of any period indicated. As a result, tangible book value per share is the same as book value per share at the end of each of the periods indicated.
Pre-tax, pre-provision income is defined as pre-tax income plus provision for credit losses. The most directly comparable GAAP financial measure is pre-tax income. Management believes that pre-tax, pre-provision income is a useful financial measure because it enables management, investors, and others to assess the Company’s ability to generate operating profit and capital.
The following reconciliation table provides a more detailed analysis of this non-GAAP financial measure:

	Three months ended
(in thousands)	September 30, 2026	June 30, 2026	September 30, 2025
Pre-tax, pre-provision income
Pre-tax income	$29,529	$26,089	$22,234
Add: provision for credit losses	2,500	2,250	2,500
Pre-tax, pre-provision income	$32,029	$28,339	$24,734
Investor Contact:
Heather C. Luck, Chief Financial Officer
Five Star Bancorp
(916) 626-5008
hluck@fivestarbank.com
Media Contact:
Shelley R. Wetton, Chief Marketing Officer
Five Star Bancorp
(916) 284-7827
swetton@fivestarbank.com